Exhibit 10.17
PERFORMANCE SHARE UNIT AWARD AGREEMENT FOR
EXPAND ENERGY CORPORATION
LONG TERM INCENTIVE PLAN
(Relative TSR)
THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (the “Agreement”) entered into as of the grant date set forth on the attached Notice of Grant of Performance Share Units and Award Agreement (the “Notice”), by and between Expand Energy Corporation, an Oklahoma corporation (the “Company”), and the participant named on the Notice (the “Participant”);
W I T N E S S E T H:
WHEREAS, the Participant is receiving the Performance Share Units in respect of the Participant’s services as an Employee, and it is important to the Company that the Participant be encouraged to remain an Employee and to incentivize the Participant to promote the long-term success of the Company;
WHEREAS, the Company has previously adopted the Expand Energy Corporation 2021 Long Term Incentive Plan effective as of February 9, 2021, as amended, restated or otherwise modified from time to time (the “Plan”); and
WHEREAS, the Company has awarded the Participant Performance Share Units under the Plan (which are a subcategory of Performance Shares under the Plan), as set forth on the Notice, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows:
1.    The Plan. The Plan, a copy of which has been made available to the Participant, is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Agreement shall govern the rights of the Participant and the Company with respect to the Award (as defined below). Any capitalized terms used but not defined in this Agreement have the same meanings given to them in the Plan.
2.    Grant of Award. The Company hereby awards to the Participant the number of Performance Share Units set forth in the Notice, on the terms and conditions set forth herein and in the Plan (the “Award”). Each Performance Share Unit granted pursuant to this Award gives the Participant the right to receive payment, following the satisfaction of the vesting conditions set forth in the Notice and this Agreement, of one share of Common Stock in the manner set forth in Section 5 below.

3.    Earning, Vesting and Forfeiture.
(a)    Earning and Vesting. The Performance Share Units will become earned and vested as set forth in the Notice based on the Company’s achievement of the performance goal set forth in the Notice and the Participant’s continued employment through the third anniversary of the Grant Date.
(b)    Forfeiture. Except as otherwise provided in this Section 3, in the event the Participant ceases to be an Employee prior to the third anniversary of the Grant Date, then all of the Performance Share Units, regardless of whether they have become earned, and any Dividend Equivalents related thereto, shall be immediately forfeited without consideration.
(c)    Acceleration on Death, Disability, Retirement or Involuntary Termination. This Award shall become vested upon the termination of the Participant’s employment due to the Participant’s death as follows: (i) if such death occurs prior to the end of the Performance Period, then the target number of Performance Share Units shall vest or (ii) if such death occurs after the end of the Performance Period, then the number of Performance Share Units earned based on actual performance shall vest. The Committee may also, in its discretion, waive the service-based vesting requirements or permit continued vesting of the Performance Share Units in the event of the Participant’s Disability or termination of service due to retirement or involuntary termination (as determined by the Committee in its sole discretion).
(d)    Acceleration on Termination Without Cause or for Good Reason Following a Change of Control. This Award shall become fully vested based on actual performance measured through the date of the Participant’s termination if the Participant’s service is terminated by the Company without Cause or by the Participant for Good Reason, in each case, within the 12-month period following the effective date of a Change of Control (the "Protection Period"). For purposes of this Agreement, “Good Reason” shall have the meaning ascribed to such term in any employment, service or similar agreement between the Company, a Subsidiary or an Affiliated Entity and the Participant; provided, that, if there is no such agreement or the agreement does not provide for a definition of “Good Reason”, “Good Reason” shall mean the occurrence of one of the following events: (i) elimination of the Participant’s job position or material reduction in duties and/or reassignment of the Participant to a new position of materially less authority; (ii) a material reduction in the Participant’s base salary; or (iii) a requirement that the Participant relocate to a location outside of a fifty (50) mile radius of the location of the Participant’s office or principal base of operation immediately prior to the effective date of a Change of Control. Notwithstanding the foregoing, the Participant will not be deemed to have terminated for Good Reason unless (A) the Participant provides written notice to the Company of the existence of one of the conditions described above within ninety (90) days after the Participant has knowledge of the initial existence of the condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice (if capable of correction), (C) the

Participant provides a notice of termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition specifying an effective date for the Participant’s termination, and (D) the effective date of the Participant’s termination of employment is within ninety (90) days after the Participant provides written notice to the Company of the existence of the condition referred to in clause (A).
(e)    Acceleration on Termination Without Cause Outside of the Protection Period. If the Participant’s service is terminated by the Company without Cause other than during the Protection Period, a pro rata portion of this Award shall vest as follows:the number of Performance Share Units that vest shall be equal to (1) the number of Performance Share Units earned based on the actual performance measured as provided in the Notice multiplied by (2) a fraction (a) the numerator of which equals the number of days that the Participant has provided continuous service with the Company, a Subsidiary or an Affiliated Entity from the first day of the Performance Period through the date of the Participant’s termination of employment and (b) the denominator of which equals the number of days during the Performance Period. Notwithstanding the foregoing, this Section 3(e) shall not apply if the Participant has not been employed by the Company, a Subsidiary or an Affiliated Entity for at least one (1) calendar year as of the date the Participant’s service is terminated by the Company without Cause. For the avoidance of doubt, the Performance Share Units that vest pursuant to this Section 3(e) shall be settled within sixty (60) days following the date the Company determines the achievement of the performance metrics.

4.    Nontransferability of Award. A Performance Share Unit is not transferable other than by will or the laws of descent and distribution. Any attempted sale, assignment, transfer, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, a Performance Share Unit contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, and may, at the sole discretion of the Committee, result in forfeiture of the Performance Share Unit(s) involved in such attempt.
5.    Payment. Payment shall be made in the form of an issuance to the Participant of shares of Common Stock equal to the number of vested Performance Share Units within sixty (60) days following the vesting date of such Performance Share Unit.
6.    Dividends Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Common Stock and, on the record date for such dividend, the Participant holds Performance Share Units granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of shares of Common Stock equal to the number of Performance Share Units held by the Participant that have not been settled as of such record date, such payment to be made on the date that shares of Common Stock are issued to the Participant in respect of the Performance Share Units in accordance with Section 5 (the “Dividend Equivalents”). For purposes of clarity, if the Performance Share Units (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited Performance Share Units. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.
7.    Withholding. The Company may make such provision as it may deem appropriate for the withholding of any applicable federal, state or local taxes that it determines it may be obligated to withhold or pay in connection with the Performance Share Units. Required withholding taxes as determined by the Company associated with this Award must be paid in cash. Provided, however, the Committee may require the Participant to pay such withholding taxes by directing the Company to withhold from the Award the number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of required withholding taxes. The Company in its sole discretion may also withhold any required taxes from Dividend Equivalents paid on the Performance Share Units.
8.    Amendments. This Award Agreement may be amended by a written agreement signed by the Company and the Participant; provided that the Committee may modify the terms of this Award Agreement without the consent of the Participant in any manner that is not adverse to the Participant.
9.    Securities Law Restrictions. Payment of this Award shall not be made in shares of Common Stock unless such issuance is in compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant at the time of payment and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Common Stock subject to the Award are being acquired for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such a fact. The Participant acknowledges that any stock certificate representing Common Stock acquired under such circumstances will be issued with a restricted securities legend.
10.    Non-Disclosure of Confidential and Proprietary Information. The Participant recognizes that, as a result of his/her employment, he/she will have access to confidential information, trade secrets, proprietary methods and other data which is the property of and integral to the operation and success of the Company and therefore agrees to be bound by the provisions of this Agreement, which the parties agree and acknowledge to be reasonable. The Participant acknowledges that he/she will obtain unique benefits from his/her employment and the provisions contained in this

Agreement are reasonably necessary to protect the Company’s legitimate business interests, which include, among other things, the substantial relationships between the Company and its clients, referral sources, employees, customers and vendors as well as the goodwill established with these parties over a protracted period of time. The Participant agrees that he/she will not divulge to any person; use to the detriment of the Company; or use in any business competitive with or similar to any business of the Company, any of the Company’s trade secrets and/or the Company’s confidential and proprietary information at any time during the term of the Participant’s employment or thereafter. A trade secret shall include any formula, pattern, device or compilation of information used by the Company in its business. Trade secrets as well as confidential and proprietary information shall also include, without limitation, internal well valuations, compilation of documents necessary to prepare well valuations, geological data and interpretation of geological data obtained, expectations concerning well profitability, production information, test results, economic projections, financial reports, income statements, balance sheets, general ledgers, accounts receivable, business plans, contracts with customers, suppliers and affiliated companies, the identity of customers and suppliers, and information reflecting their interests, preferences, credit-worthiness, risk characteristics, likely receptivity to solicitation for participation in various transactions, as well as any other business information obtained by the Participant, during the course of employment.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Participant from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Participant from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires the Participant to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that the Participant has engaged in any such conduct.

11.    Participant Misconduct; Compensation Recovery.
(a)    Notwithstanding anything in the Plan or this Agreement to the contrary, the Committee shall have the authority to determine that in the event of serious misconduct by the Participant (including violations of this Agreement, employment agreements, confidentiality or other proprietary matters) or any activity of the Participant in competition with the business of the Company or any Subsidiary or Affiliated Entity, the Award may be cancelled, in whole or in part, whether or not vested. The determination of whether the Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliated Entity shall be determined by the Committee in good faith and in its sole discretion.
(b)    The Award made pursuant to this Agreement is subject to recovery pursuant to the Company’s compensation recovery policy then in effect. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements and the Company’s compensation recovery policy then in effect, the Company shall have the right, and shall take all actions necessary, to recover cash or shares of Common Stock paid to the Participant pursuant to this Award.
12.    Notices. All notices or other communications relating to the Plan and this Agreement as it relates to the Participant shall be in electronic or written form. If in writing, such notices shall be deemed to have been made (a) if personally delivered in return for a receipt, (b) if mailed, by regular U.S. mail, postage prepaid, by the Company to the Participant at his last known address evidenced on the payroll records of the Company or (c) if provided electronically, provided to the Participant at his/her e-mail address specified in the Company’s or its Affiliated Entity’s records or as other specified pursuant to and in accordance with the Committee’s applicable administrative procedures.
13.    Binding Effect and Governing Law. This Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns except as may be limited by the Plan and (ii) governed and construed under the laws of the State of Oklahoma.
14.    Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.
15.    Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form but one agreement.
16.    Company Recoupment of Awards. The Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with the Participant, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or any stock exchange on which the Common Stock may be listed.

17.    Code Section 409A. This Agreement and the Award are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”). This Agreement and the Award shall be administered, interpreted, and construed in a manner consistent with Section 409A or an exemption therefrom. Should any provision of this Agreement or the Award be found not to comply with, or otherwise be exempt from, the provisions of Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation, additional taxes or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s termination date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of accelerated taxation, additional taxes or tax penalties on the Participant under Section 409A. In the event the Award under this Agreement is determined to be subject to Section 409A, any payment triggered by a Change of Control will be made only if, in connection with the Change of Control, there occurs a change in the ownership of the Company, a change in the effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company as all such terms are defined in Treasury Regulation Section 1.409A-3(i)(5). In the event payment is not allowed by operation of the immediately preceding sentence, payment will be made within sixty (60) days of the earlier to occur of (A) the applicable payment date set forth in the Notice or (B) the occurrence of a permissible time or event that could trigger a payment without violating Section 409A. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company or any of its Affiliated Entities be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

Notice of Grant of Performance Share Units and Award Agreement
Expand Energy Corporation
6100 North Western Avenue
Oklahoma City, OK 73118
ID: 73-1395733

Name:	Award Number:
	Plan:	2021 LTIP
ID:

Effective ________, 20__ (the “Grant Date”), you have been granted a target number of ________ Performance Share Units. These Performance Share Units will become earned and vested as follows:

Determination of Earned Performance Share Units:

Subject to earlier forfeiture in Section 3(b) of the Award Agreement, the number of your Performance Share Units that become earned shall be determined based on the Company’s relative total stockholder return (“rTSR”), which measures the Company’s TSR (as defined below) as compared to the TSR of the entities or indices in the Company’s performance peer group, as listed in Exhibit A to this Notice (the “Peer Group” and each member thereof a “Peer Group Member”), during the period beginning on December 31, 20__ and ending on December 31, 20__ (the “Performance Period”).

The Company’s rTSR, as set forth below, shall determine the percentage of your target number of Performance Share Units that are earned. For rTSR performance between the values listed in the table below, the number of Performance Share Units that become earned shall be determined by straight-line interpolation. The Committee will review, analyze and certify the achievement of the Company’s performance under the rTSR goal for the Performance Period, and will determine whether the rTSR performance requirement for your Performance Share Units has been satisfied in accordance with the terms of this Agreement.

Company rTSR Performance and Payout Schedule

rTSR	Percentage of Target Performance Share Units Earned
20% or less	0%
55%	100%
90% or greater	200%

All unearned Performance Share Units that are outstanding as of the date immediately following the last day of the Performance Period shall be forfeited and cancelled for no consideration if they do not become earned as set forth above.
Vesting of Performance Share Units:

The earned Performance Share Units will vest upon the third anniversary of the Grant Date provided that you remain an Employee through such date, except as otherwise provided in Section 3 of the Agreement.

Determination of TSR

The TSR for each Peer Group Member for the Performance Period is determined as follows:

TSR = [(EP + CD)/BP)] - 1, where:
Ending Price (EP) – equals the relevant company or index’s Fourth Quarter VWAP for the quarter ending on December 31, 20__. In the event that a Change of Control occurs during the Performance Period, the Ending Price of the Company shall be determined by the Committee.
Beginning Price (BP) – equals the relevant company or index’s Fourth Quarter VWAP for the quarter ending on December 31, 20__.
Cash Dividends (CD) – equals the total of all cash dividends paid on a share of the relevant company or index’s common stock during the Performance Period.
For the avoidance of doubt, the TSR calculation for Peer Group Members that are indices will be based on the composite index return for such index.

As used herein, “Fourth Quarter VWAP” means, as of any date of determination, the volume-weighted average price of a share of the relevant company’s common stock or index’s composite index return as displayed under the heading “Bloomberg VWAP” on Bloomberg page for the relevant company or index for the Trading Days occurring during the fourth quarter of the applicable calendar year (or if such volume-weighted average price is unavailable, the market value of a share of relevant company’s common stock or index’s composite index return during such period, determined using a volume-weighted average method by a nationally recognized independent investment banking firm retained for this purpose by the Company).

As used herein, “Trading Day” means a day on which (a) trading in the relevant company or index’s common stock generally occurs on the principal securities exchange or other market on which the relevant company or index’s common stock is then traded; and (b) a Fourth Quarter VWAP for the relevant company or index’s common stock is available on such securities exchange or market.

Acceptance. You are required to accept the terms and conditions set forth in this Notice, the Agreement and the Plan, all of which are made a part of this document in order for you to receive the Award granted to you hereunder. Any capitalized terms used but not defined in this Notice have the same meanings given to them in the Agreement or the Plan. By your signature and the Company’s signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan and the Agreement, all of which are attached and made a part of this document.

Expand Energy Corporation	Date

Name	Date

Exhibit A
Peer Group

Replacement List

If, during the first 18 months of the Performance Period, any Peer Group Member is acquired, then the first company or index on the replacement list, in accordance with the order in the table above, that remains publicly traded as of such date shall replace the Peer Group Member. Once the replacement list above is exhausted, the Board may determine additional replacement companies or indexes in its sole discretion.

If, during the Performance Period, a Peer Group Member declares bankruptcy or is no longer publicly traded at the end of the Performance Period, the TSR of such Peer Group Member shall be deemed to be the lowest ranked TSR in the Peer Group (and, if multiple Peer Group Members are no longer publicly traded at the end of the Performance Period or declare bankruptcy during the Performance Period, such Peer Group Members shall be ranked in order of when such delisting or bankruptcy occurs, with earlier bankruptcies and de-listings ranking lower than later bankruptcies, and de-listings). If, during the last 18 months of the Performance Period, any Peer Group Member is involved in a merger or acquisition, then such Peer Group Member will move to the top or the bottom of the ranking, based on whether the applicable Peer Group Member’s TSR is greater or less than that for the Company, in each case measured as of the date of the announcement of such merger/acquisition.